UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA EDUCATION ALLIANCE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-2012361
(State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, People’s Republic of China	150090
(Address of Principal Executive Offices)	(Zip Code)

China Education Alliance, Inc.
2011 Incentive Stock Plan
(Full Title of Plan)

Mr. Xiqun Yu
58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, People’s Republic of China 150090
 (Name and address of agent for service)

+86-451-8233-5794
(Telephone number, including area code, of agent for service)

Copies to:
Benjamin A. Tan
Sichenzia Ross Friedman Ference LLP
 61 Broadway, 32nd Floor
New York, NY 10006
Tel (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001	1,000,000	$0.86	$860,000	$99.85	(3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of China Education Alliance, Inc., a North Carolina corporation (the “Registrant” or the “Company”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average of the high and low prices ($0.90 and $0.81) of the Registrant’s common stock as reported on the New York Stock Exchange on June 30, 2011.

(3)	Registrant has previously paid registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended as of the date of this Registration Statement (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Offering are available without charge by contacting:

Securities Liaison Officer
China Education Alliance, Inc.
58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, People’s Republic of China 150090
Tel: + 86-451-8233-5794

REOFFER PROSPECTUS

China Education Alliance, Inc.
80,000 Shares of Common Stock

This reoffer prospectus relates to the sale of up to 80,000 shares of our common stock, $0.001 par value per share (“Common Stock”), that may be offered and resold from time to time by existing selling stockholders identified in this prospectus for their own account issuable pursuant to our 2011 Incentive Stock Plan. It is anticipated that the selling stockholders will offer Common Stocks for sale at prevailing prices on New York Stock Exchange (“NYSE”) on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of Common Stock will be issued pursuant to options granted under our 2011 Incentive Stock Plan. This reoffer prospectus has been prepared for the purposes of registering our Common Stocks under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

Our Common Stock is quoted on NYSE under the symbol “CEU.” The closing sale price for our Common Stock on June 30, 2011 was $0.86 per share.

Investing in our Common Stock involves risks. See “Risk Factors” on page 5 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 1, 2011.

CHINA EDUCATION ALLIANCE, INC.

You should rely only on the information contained or incorporated by reference in this prospectus. No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any other person. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the company since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision. Contents from our website, http://www.chinaeducationalliance.com, are not part of this prospectus.

THE COMPANY

Business Overview

Unless otherwise indicated, all references to “we,” “us” and “our” and similar terms in this prospectus refer to China Education Alliance, Inc.

History

We were incorporated in North Carolina on December 2, 1996 under the name of ABC Realty Co. to engage in residential real estate transactions as a broker or agent.

On September 15, 2004, we entered into an agreement pursuant to which:

•
The stockholders of Harbin Zhong He Li Da Education Technology, Inc.  (“ZHLD”), a People’s Republic of China (“PRC”) corporation, transferred all of the stock of ZHLD to us and we issued to those stockholders a total of 18,333,333 shares of Common Stock, representing 95% of our outstanding Common Stock after giving effect to the transaction.

•
Duane Bennett, who was then our chairman of the board and controlling stockholder, caused 3,666,667 shares of Common Stock that were controlled by him to be transferred to us for cancellation, for which ZHLD or its stockholders paid $400,000, of which $300,000 was paid in cash and the balance was paid by a promissory note, which has been paid.

Following the reverse acquisition described above, our corporate name was changed to China Education Alliance, Inc. At the time of the reverse acquisition, we were not engaged in any business activity and we were considered to be a blank-check shell.

General

We are an education service company that provides on-line education and on-site training in the PRC. We were organized to meet what our founders believe is an unmet need for educational resources throughout the PRC. Based on the Chinese Finance Ministry’s 2010 draft budget report, the appropriation for education spending in 2010 was 215.99 billion Yuan.  According to Chinese tradition, spending on education resources is one of the family’s major expenditures. However, just as economic development is not even throughout the PRC, there is an uneven allocation of educational resources in the PRC. In general, only students who pass the numerous examinations which are given at various stages of the educational process, can obtain better educational opportunities at a higher level. We believe that the examination-oriented education has created a market for products from companies that address this need.

Our principal business is the distribution of educational resources through the internet. Our website, www.edu-chn.com, is a comprehensive education network platform which is based on network video technology and large data sources of elementary education resources. We have a database comprised of such resources as test papers that were used for secondary education and university level courses as well as video on demand. Our data base includes more than 350,000 exams and test papers and courseware for college, secondary and elementary schools. While some of these exams were given in previous years, we engage instructors to develop new exams and a methodology for taking the exams. We market this data base under the name “Famous Instructor Test Paper Store.” We also offer, through our website, video on demand, which includes tutoring of exam papers and exam techniques. We compliment the past exams and test papers by providing an interactive platform for students to understand the key points from the papers and exams. Although a number of the resources are available through our website without charge, we charge our subscribers for such services as the Famous Instructor Test Paper Store and the video on demand. Subscribers can purchase debit cards which can be used to download material from our website.

We also provide on-site teaching services in Harbin, which we market under the name “Classroom of Famed Instructors.” We have a 36,600 square foot training facility in Harbin, Heilongjiang Province, PRC, which has 17 classrooms and can accommodate 1,200 students. These classes, which complement our on-line education services, provide classroom and tutoring to our students. The courses cover primarily the compulsory education curriculum of junior, middle and high school. We charge tuition for these classes.

We have also introduced a program of on-line vocational training services. We collaborated with the China Vocation Education Society to set up a website, www.360ve.com , which is an internet platform for training agencies and schools to offer their services. We launched www.360ve.com in September 2007. We called this program our “Millions of College Students Employment Crossroad” program. We offer job search capability and career planning courses for university students. We developed this program in response to the high jobless rate for PRC college graduates. Many college graduates pursue vocational training after their college education in order to find employment. Our program is designed to establish a long-term training program for college students to build connections with corporations and participate in educational programs prescribed by hiring corporations. We anticipate that we will constantly revise our materials to meet changes in the market as well as the demands of university students and graduates who enroll in our courses in order to meet their changing needs.

On April 18, 2008, our wholly owned subsidiary, ZHLD entered into an agreement and supplementary agreement with Harbin Daily Newspaper Group to invest in a joint venture company, Harbin New Discovery Media Co.  ZHLD contributed RMB 3,000 000 (approximately $430,000) and Harbin Daily Newspaper Group contributed RMB 3,120,000 (approximately $445,000) towards the registered capital of Harbin New Discovery Media Co. In return for their respective contributions, ZHLD owns 49.02% equity interest and Harbin Daily Newspaper Group owns 50.98% equity interest in Harbin New Discovery Media Co., Ltd. This joint venture will create new educational material distribution channels in readable newspaper format in the future. Pursuant to the terms of the supplementary agreement, Harbin Daily Newspaper Group assigned all its rights in the “Scientific Discovery” newspaper exclusively to the joint venture company. The transaction closed on July 7, 2008 and as a result, Harbin New Discovery Media Co. Ltd. is now a 49.02% owned subsidiary of ZHLD and we are now in the publication and distribution of a scientific newspaper business.

On April 27, 2008, we entered into a Share Transfer Agreement with Mr. Yuli Guo (“Guo”) and World Exchanges, Inc. (“WEI”) to purchase from Guo seventy issued and outstanding common shares in WEI, representing 70% of the entire issued share capital of WEI. In consideration for the said shares, we issued to, but held in trust for Guo, 400,000 shares of our Common Stock. Guo retained the remaining 30% of the issued share capital of WEI. As a result of the transaction, WEI became a 70% owned subsidiary of China Education Alliance.

On September 20, 2010, the Company’s board of directors determined to terminate the Share Transfer Agreement with Mr. Yuli Guo and WEI.  Because Mr. Guo had not completed all the transfer and legal procedures within the time period required prescribed in the agreement due to delays in transferring legal title and the non-resolution of ongoing administrative and legal matters of WEI’s five entities in the PRC. The operations and financial position of WEI were never consolidated or presented in our consolidated financial statements.  The 400,000 shares of the Company’s Common Stock issued to Mr. Guo were returned to the Company for cancellation.

On January 4, 2009, our subsidiary, ZHLD entered into an agreement with Mr. Guang Li to jointly incorporate and invest in a joint venture company, Zhong He Li Da (Beijing) Management Consultant Co., Ltd. (“ZHLDBJ”).  ZHLD contributed RMB 425,000 (approximately $62,107), and Mr. Guang Li contributed RMB 75,000 (approximately $10,960) towards the registered capital of ZHLDBJ, amounting to a total registered capital of RMB 500,000 (approximately $73,067).  ZHLD owns a 85% equity interest in ZHLDBJ and Mr. Guang Li owns a 15% equity interest in ZHLDBJ. ZHLD has authorized Mr. Xiqun Yu to hold 20% of its equity interest of ZHLDBJ on its behalf.

ZHLDBJ was incorporated on January 4, 2009 with a business term of 20 years.  The registered capital of ZHLDBJ has been paid by the parties concerned.  Mr. Xiqun Yu, our CEO, is the legal representative and the managing director of ZHLDBJ.  ZHLDBJ will be involved in the vocational training business, in particular, in running the “Million Managers Training Program”.  The “Million Managers Training Program” is the PRC’s first management training program targeted to upgrade management skills.

In February 2010, the Company, through its wholly owned subsidiary, ZHLD, incorporated a new company in the PRC, Beijing New Shifan Education & Technology (“New Shifan”). Further, New Shifan has acquired all the assets and operations of Beijing Shifan Culture Communication Co., Ltd. (“Beijing Shifan”) for RMB 6 million (approximately $876,808). Focused on the advancement of science and mathematics education, Beijing Shifan publishes the “Senior High School Students Mathematic, Physics, and Chemistry” magazine, which has been endorsed by the PRC Ministry of Education. The magazine was founded in 1993. Beijing Shifan is also the sponsor and organizer of a nationwide contest for middle school and high school students. This national competition tests the students' academic abilities in mathematics, physics and chemistry. There are currently 23 provinces and cities and more than 100,000 students participating in the contest, which emphasizes students' abilities, technology awareness, and innovative thinking. The winners of the contest qualify for enrollment in some of the top universities in the PRC, thus it has very significant impact on the secondary education market in China.

In October 2010, the Company founded a “Hundred Celebrity Teachers Club” in China. The goal of the club is to “assemble famous teachers, train students, and promote basic education in China”. The “Hundred Celebrity Teachers Club” (the “Club”) is the first dynamic educational platform aimed at promoting math, physics, and chemistry in middle and high schools in China. So far, 80 teachers from 15 provinces of China have joined the Club, making us one of the largest bases of well-known teachers in China. As members of the Club, these famous teachers will promote high teaching standards in all three major disciplines – math, physics and chemistry – and provide consultation services to select middle and high schools in China. The Club's activities include teacher training, lectures given by celebrity teachers, education evaluation, teaching cases analysis, subjects study, and international exchanges. It provides an excellent stage for teachers to explore resources, discuss hot education topics, and promote academic growth. The “Hundred Celebrity Teachers Club” is endorsed by China's Ministry of Education.

In December 2010, the Company announced that its board of directors authorized a stock repurchase program. The program authorized a buyback of the Company's Common Stock up to a value of $10 million and was valid through December 1, 2011. The program was initialized by having the Company funds utilized to open a brokerage account in the United States.

On March 4, 2011, the Company entered into a management agreement (the “Management Agreement”) with Nanchang Institute of Technology (“NIT”), a vocational training institution based in Nanchang, PRC.  Pursuant to the Management Agreement, the Company will manage the daily operations of NIT for ten years for an annual management fee of RMB 10 million (approximately $1,461,347). The management fee is payable on a quarterly basis and in the event of late payment, a late fee is imposed. Additionally, a liquidated damage of RMB 50 million (approximately $7,306,736) will be paid by the party that defaults on the agreement.

In connection with the Management Agreement, the Company entered into a loan agreement (the “Loan Agreement”), pursuant to which the Company will loan NIT RMB 50 million (approximately $7,306,736) to build training facilities and NIT will repay the RMB 50 million in ten years from the date NIT receives the principal. The loan has an annual interest rate of 20% and the interests will be waived by the Company if NIT makes all payments under the Management Agreement in a timely manner. In the event it prepays the principal and interests that are not due, NIT is subject to a prepayment penalty in the amount of 25% of the loan principal. The loan is secured by the assets of certain guarantors.

On March 14, 2011 the Company entered into a Share Transfer Agreement with the shareholder of Harbin Tianlang Culture and Education School (“Tianlang”), a tutoring school with 5,000 current students, based in Harbin, PRC.

Pursuant to the Share Transfer Agreement, the Company agreed to purchase 60% of the equity interests of Tianlang for RMB 35 million (approximately $5.3 million). The shareholder and the Company also agreed to provide RMB 2 million (approximately $0.3 million) and RMB 3 million (approximately 0.5 million) as working capital for Tianlang, respectively.  After the execution of the Share Transfer Agreement, Tianlang will establish a new board of directors with five directors, of which three directors shall be appointed by the Company and two directors shall be appointed by the shareholder.

On March 21, 2011, the Company entered into an additional agreement with NIT. Pursuant to the agreement, the Company and NIT will jointly establish Nanchang Institute of Technology College of Vocational Training and Certification (the “College”). NIT will provide facilities for free and the Company will provide teachers, curriculums and certificates of trainings and pay all the expenses incurred in the teaching process. In return, NIT and the Company will receive 20% and 80% of the total revenue of the College, respectively. The Company will be responsible for the College’s operation which started on March 21, 2011.

On May 31, 2011, the Company entered into share transfer agreements with the shareholders (the “Shareholders”) of Changchun City Chaoyang District Nuoya Foreign Languages School (“Changchun Nuoya”) and Harbin City Nangang District Nuoya Foreign Languages School (“Harbin Nuoya”), two foreign language schools that have a total of 1,000 current students, based in the PRC. Pursuant to the agreements, the Company agreed to purchase 100% of the equity interests of each of the two schools for RMB 8 million (approximately $1.23 million). The purchase price shall be paid as follows: RMB 500,000 (approximately $76, 852) to be paid on the date when documents for the share transfer are accepted for processing by the government authorities and RMB 7,500,000 (approximately $1.15 million) to be paid within five business days after receipt of new licenses for operation. The Shareholders’ obligations under the agreements are guaranteed by a guarantor who will be jointly and severally liable in the event of a breach by the Shareholders.

Our Corporate Information

Our principal executive offices are located at 58 Heng Shan Road, Kun Lun Shopping Mall, Harbin, PRC 150090 and our telephone number is +86-451-8233-5794. Our website is located at http://www.chinaeducationalliance.com.

The Offering

By this prospectus, the selling stockholders are offering up to 80,000 shares of our Common Stock, which are issuable upon exercise of options granted pursuant to the 2011 Incentive Stock Plan. The selling stockholders are not required to sell their shares, and any sales of Common Stock by the selling stockholders are entirely at the discretion of the selling stockholders. We will receive no proceeds from the sale of the shares of Common Stock in this offering.

Common Stock outstanding before the offering	31,747,249

Common Stock issued which may be offered pursuant to this prospectus	80,000

Common Stock to be outstanding after the offering	31,747,249

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

NYSE Symbol	CEU

Risk Factors	The purchase of Common Stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 8.

RISK FACTORS

The reader should carefully consider each of the risks described below. If any of the following risks described below should occur, our business, financial condition or results of operations could be materially adversely affected and the trading price of our Common Stock could decline significantly.

Risks Associated with our Business

Our business is dependent upon the PRC government’s educational policies and programs.

As a provider of educational services, we are dependent upon governmental educational policies. Almost all of our revenue to date has been generated from the sale of test papers and materials relating to courses at different educational levels. To the extent that the government adopts policies or curriculum changes that significantly alter the testing and course materials used in the PRC educational system, our products could become obsolete, which would affect our ability to generate revenue and operate profitably. We cannot assure you that the PRC government agencies would not adopt such changes.

We are subject to numerous PRC rules and regulations that restrict the scope of our business and could have a material adverse impact on us.

We may be subjected to numerous rules and regulations in the PRC, including, without limitation, restrictions on foreign ownership of Internet and education companies and regulation of Internet content. Many of the rules and regulations that we face are not explicitly communicated, but arise from the fact that education and the Internet are politically sensitive areas of the economy. We are not aware that any of our agreements or our current organizational structure is in violation of any governmental requirements or restrictions, explicit or implicit.

In particular, we do not believe that Administrative Rules on Foreign-Invested Telecommunications Enterprises and the Notice on Strengthening the Administration of Foreign Investment in Operating Value-added Telecommunications Business apply to us because our corporate structure was established before these rules came into effect. Further, we do not provide connectivity and internet services. We are primarily in the education business and only a portion of our education resources is disseminated to our paying customers as opposed to the general public via internet download. Finally, our vocational training services are provided in collaboration with and through a PRC company, China Vocation Education Society. We do not own or have any equity stake in China Vocation Education Society. With regard to our education services, we do not believe that the Administrative Regulations on Educational Websites and Online and Distance Education Schools and the Decision on Cutting Down Administrative Licenses for the Administrative Examination and Approval Items Really Necessary to be Retained apply to us, because we do not offer through our website education services or training programs that directly offer government accredited academic degrees or other government accreditation certifications. Even if these rules applied to us, there appears to be no restriction against foreign ownership and it is unclear whether foreign ownership is restricted for businesses providing such “education websites” or “online education schools”. For more discussion on these issues, please refer to “Foreign Ownership Restrictions on Internet Content Provision Businesses” and “Regulation of Online and Distance Education.”

However, there can be no assurance that we are in compliance now, or will be in the future. Moreover, operating in the PRC involves a high risk that restrictive rules and regulations could change. Indeed, even changes of personnel at certain ministries of the government could have a negative impact on us. With any change in administration, more scrutiny, emphasis or regulation may be levied on our type of business or organizational structure. The determination that our structure or agreements are in violation of governmental rules or regulations in the PRC would have a material adverse impact on us, our business and on our financial results.

Our business may be subject to seasonal and cyclical fluctuations in sales.

We may experience seasonal fluctuations in our revenue in some regions in the PRC, based on the academic year and the tendency of parents and students to make purchases relating to their education just prior to or at the beginning of the school year in the autumn.  Any seasonality may cause significant pressure on us to monitor the development of materials accurately and to anticipate and satisfy these requirements.

Our business is subject to the health of the PRC economy.

The purchase of educational materials not provided by the state educational system is discretionary and dependent upon the ability and willingness of families or students to spend available funds on extra educational products to prepare for national examinations. A general economic downturn either in our market or a general economic downturn in the PRC could have a material adverse effect on our revenue, earnings, cash flow and working capital.

We depend on our senior officers to manage and develop our business.

Our success depends on the management skills of Mr. Xiqun Yu, our chief executive officer and president and his relationships with educators, administrators and other business contacts.  We also depend on successfully recruiting and retaining highly skilled and experienced authors, teachers, managers, sales persons and other personnel who can function effectively in the PRC.  In some cases, the market for these skilled employees is highly competitive.  We may not be able to retain or recruit such personnel, which could materially and adversely affect our business, prospects and financial condition.   Except for Ms. Alice Lee Rogers, our Chief Financial Officer, we do not have employment contracts with any other officers or employees. The loss of Mr. Yu would delay our ability to implement our business plan and would adversely affect our business.

We may not be successful in protecting our intellectual property and proprietary rights.

Our intellectual property consists of old test papers, which are contained in our library, and courseware which we developed by engaging authors and educators to develop these materials.  Our proprietary software products are primarily protected by trade secret laws.  Although we require our authors and software development employees to sign confidentiality and non-disclosure agreements, we cannot assure you that we will be able to enforce those agreements or that our authors and software development employees will not be able to develop competitive products that do not infringe upon our proprietary rights. We do not know the extent that PRC courts will enforce our proprietary rights.

Others may bring defamation and infringement actions against us, which could be time-consuming, difficult and expensive to defend.

As a distributor of educational materials, we face potential liability for negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute.  Any claims could result in us incurring significant costs to investigate and defend regardless of the final outcome.  We do not carry general liability insurance that would cover any potential or actual claims. The commencement of any legal action against us or any of our affiliates, whether or not we are successful in defending the action, could both require us to suspend or discontinue the distribution of some or a significant portion of our educational materials and require us to allocate resources to investigating or defending claims.

We depend upon the acquisition and maintenance of licenses to conduct our business in the PRC.

In order to conduct business in the PRC, we need licenses from the appropriate government authorities, including general business licenses and an education service provider license.  The loss or failure to obtain or maintain these licenses in full force and effect will have a material adverse impact on our ability to conduct our business and on our financial condition.

Our growth may be inhibited by the inability of potential customers to fund purchases of our products and services.

Many schools in the PRC, especially those in rural areas, do not have sufficient funds to purchase textbooks, educational materials or computers to use our web-based educational portal.  In addition, provincial and local governments may not have the funds to support the implementation of a curriculum using our educational products or may allocate funds to programs which are different from our products. Our failure to be able to sell our products and services to students in certain areas of the PRC may inhibit our growth and our ability to operate profitably.

Changes in the policies of the government in the PRC could significantly impact our ability to operate profitably.

The economy of the PRC is a planned economy subject to five-year and annual plans adopted by the government that set down national economic development goals.  Government policies can have significant effect on the economic conditions of the PRC generally and the educational system in particular.  Although the government in the PRC has confirmed that economic development will follow a model of market economy under socialism, a change in the direction of government planning may materially affect our business, prospects and financial condition.

Inflation in the PRC could negatively affect our profitability and growth.

While the economy in the PRC has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in our costs, it may have an adverse effect on profitability. In order to control inflation in the past, the government has imposed controls in bank credits, limits on loans for fixed assets purchase, and restrictions on state bank lending. Such an austerity policy can lead to a slowing economic growth which could impair our ability to operate profitably.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating personnel and operations of the acquired companies with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion would have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change, and the government of the PRC may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the PRC will not significantly alter its policies from time to time without notice in a manner which reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in the PRC remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. The government of the PRC also exercises significant control over its economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in the PRC, could have a material adverse effect on our business, results of operations and financial condition.

Price controls may affect both our revenues and net income.

The laws of the PRC provide the government broad power to fix and adjust prices. We need to obtain government approval in setting our prices for classroom coursework and tutorials. Although the sale of educational materials over the Internet is not presently subject to price controls, we cannot give you any assurance that they will not be subject to controls in the future. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our services will be limited and we may face no limitation on our costs. As a result, we may not be able to pass on to our students any increases in costs we incur, or any increases in the costs of our faculty. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable PRC regulatory authorities.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of most developed countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been making a transition to a more market-oriented economy, although the government imposes price controls on certain products and in certain industries. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most developed countries including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of other developed countries.

Because most of our officers and directors reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in the PRC.

Most of our directors and our executive officers reside in the PRC and all of our assets are located in the PRC. It may therefore be difficult for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws.

We may have limited legal recourse under PRC law if disputes arise under contracts with third parties.

All of our agreements, which are made by our PRC subsidiaries, are governed by the laws of the PRC. The PRC legal system is a civil law system based on written statutes. Accordingly decided legal cases have little precedential value. The government of the PRC has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, these laws are relatively new and their experience in implementing, interpreting and enforcing these laws and regulations is limited. Therefore, our ability to enforce commercial claims or to resolve commercial disputes may be uncertain. The resolution of these matters may be subject to the exercise of considerable discretion by the parties charged with enforcement of the applicable laws. Any rights we may have to specific performance or to seek an injunction under PRC law may be limited, and without a means of recourse, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

We conduct our business in the Renminbi. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under the current policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 26% appreciation of the Renminbi against the U.S. dollar since July 21, 2005. However, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. To the extent our future revenues are denominated in currencies other the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

Recent recalls of PRC products may affect the market for our stock.

Although we do not sell consumer products in the international market, the recent recalls of PRC products in the United States and elsewhere could affect the market for our stock by causing investors to invest in companies that are not based on the PRC.

Certain of our stockholders control a significant amount of our Common Stock.

Approximately 40% of our outstanding Common Stock is owned by our chief executive officer, Mr. Xiqun Yu. Depending on the circumstances, Mr. Yu presently may have the voting power from the Common Stock he owns to elect all of the directors and approve any transaction requiring stockholder approval.

We are presently involved in a class action law suit and if we were to be subsequently involved in more litigation proceedings, and/or we are unable to settle this law suit or other similar law suits on terms favorable to us and/or if adverse judgments were to be levied against us, our profitability could be severely impacted. Also, this class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources and result in a material adverse affect on our financial condition and results of operations.

We are presently involved in two putative class action laws suits filed in the U.S. District Court for the Central District of California which have been consolidated into one on May 2, 2011. The Consolidated Amended Complaint alleges that we and the other defendants are liable under Section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 for allegedly false and misleading statements and omissions in our public filings during 2008 and 2009.   The Consolidated Amended Complaint also asserts claims under Section 20(a) of the Securities Exchange Act of 1934 against the individual defendants.  Additionally, we have reason to believe that another derivative law suit may be commenced against the individuals named as defendants in the securities class action law suit, although the timing of such potential lawsuit is uncertain.  If we were to be subsequently involved in more litigation proceedings, and/or we are unable to settle this law suit or any other similar law suits on terms favorable to us and/or if adverse judgments were to be levied against us, our profitability could be severely impacted. Also, this class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources and result in a material adverse affect on our financial condition and results of operations.

Risks Associated with Investing in our Common Stock

The rights of the holders of Common Stock may be impaired by the potential issuance of preferred stock.

Our board of directors has the right, without stockholder approval, to issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our Common Stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Under the current SEC regulations, we are required to include a management report on internal controls over financial reporting beginning with our Form 10-K annual report for the year ended December 31, 2008, and we will be required to include an auditor’s report on internal controls over financial reporting for the year ended December 31, 2011. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Although we are not aware of anything that would impact our ability to maintain effective internal controls, we have not obtained an independent audit of our internal controls, and, as a result, we are not aware of any deficiencies which would result from such an audit. Further, at such time as we are required to comply with the internal controls requirements of Sarbanes Oxley, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

Because of our cash requirements and potential government restrictions, we may be unable to pay dividends.

Payment of dividends to our shareholders would require payment of dividends by our PRC subsidiaries to us. This, in turn, would require a conversion of Renminbi into US dollars and repatriation of funds to the United States. Although our subsidiaries’ classification as wholly-owned foreign enterprises under PRC law permits them to declare dividends and repatriate their funds to us in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so. Any inability to repatriate funds to us would in turn prevent payments of dividends to our shareholders.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our Common Stock would likely be materially adversely affected.

The registration and potential sale, either pursuant to a prospectus or pursuant to Rule 144, by certain of our selling stockholders of a significant number of shares could encourage short sales by third parties.

There may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares by certain of our selling stockholders pursuant to a prospectus or pursuant to Rule 144, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our Common Stock may further depress the price of our Common Stock.

If the selling stockholders sell a significant number of shares of Common Stock, the market price of our Common Stock may decline. Furthermore, the sale or potential sale of the offered shares pursuant to a prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER
INFORMATION
CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Business” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the common shares issued to them from time to time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by selling stockholders.  We will receive no proceeds from the sale of shares of Common Stock in this offering.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering 80,000 shares offered through this prospectus pursuant to the shares granted to the selling stockholders pursuant to our 2011 Incentive Stock Plan.

If, subsequent to the date of this reoffer prospectus, we grant any further awards to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

The following table provides, as of June 30, 2011, information regarding the beneficial ownership of our common shares held by each of the selling stockholders, including:

1.	the number of common shares owned by each selling stockholder prior to this offering;
2.	the total number of common shares that are to be offered by each selling stockholder;
3.	the total number of common shares that will be owned by each selling stockholder upon completion of the offering; and
4.	the percentage owned by each selling stockholder.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to “Shares Beneficially Owned Prior to the Offering” includes the shares issued pursuant to our 2011 Incentive Stock Plan. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

Because the selling stockholders may offer all or part of the common shares currently owned, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The common shares currently owned offered by this reoffer prospectus may be offered from time to time by the selling stockholders named below.

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING(1) (2)		NUMBER OF SHARES BEING OFFERED	SHARES BENEFICIALLY OWNED AFTER THE OFFERING(1) (2)
NAME	NUMBER	PERCENT		NUMBER	PERCENT

Yizhao Zhang	110,000	*	80,000	30,000	*
TOTAL SHARES OFFERED			80,000

* less than one percent

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days.  “Shares Beneficially Owned After the Offering” assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders.

(2)
Based on 31,747,249 shares of Common Stock outstanding as of June 30, 2011, together with securities exercisable or convertible into shares of Common Stock within 60 days of June 30, 2011for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of June 30, 2011 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

PLAN OF DISTRIBUTION

Timing of Sales

Under our 2011 Incentive Stock Plan, we are authorized to issue up to 1,000,000 shares of our Common Stock.

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;
2.	a price related to such prevailing market price; or
3.	such other price as the selling stockholders determine from time to time.

Manner of Sale

The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
2.	Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;
3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;
5.	in transactions to cover short sales;
6.	privately negotiated transactions; or
7.	in a combination of any of the above methods.

The selling stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the Common Stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our Common Stock;
2.	may not cover short sales by purchasing shares while the distribution is taking place; and
3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the Common Stock. These expenses are estimated to include, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the Common Stock.

LEGAL MATTERS

Our legal counsel, Sichenzia Ross Friedman Ference LLP, located at 61 Broadway, New York, NY 10006, is passing on the validity of the issuance of the Common Stock offered under this prospectus.

EXPERTS

Our independent registered public accountant, Sherb & Co., LLP, has audited our financial statements as of and for the years ended December 31, 2010 and 2009, respectively, incorporated by reference in this registration statement to the extent and for the periods set forth in their respective reports. We have relied on such reports given upon the authority of such firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

(1)	Annual Report on Form 10-K for its fiscal year ended December 31, 2010, filed with the SEC on April 15, 2011.
(2)	Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2011, filed with the SEC on May 16, 2011.
(3)	Current Reports on Form 8-K filed with the SEC on May 31, 2011, June 21, 2011 and June 30, 2011.
(4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A12B filed on January 25, 2010, pursuant to Section 12 of the Exchange Act.

Upon written or oral request, any of the documents incorporated by reference in this prospectus, other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Offering are available without charge by contacting:

Securities Liaison Officer
China Education Alliance, Inc.
58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, PRC 150090
Tel: + 86-451-8233-5794

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or person controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the act and is therefore unenforceable.

 ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

CHINA EDUCATION ALLIANCE, INC.

80,000 SHARES OF COMMON STOCK

PROSPECTUS

July 1, 2011

PART II         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents and information heretofore filed with the SEC by the Registrant are incorporated herein by reference in this registration statement:

(1)	Annual Report on Form 10-K for its fiscal year ended December 31, 2010, filed with the SEC on April 15, 2011.
(2)	Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2011, filed with the SEC on May 16, 2011.
(3)	Current Reports on Form 8-K filed with the SEC on May 31, 2011 June 21, 2011 and June 30, 2011.
(4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A12B filed on January 25, 2010, pursuant to Section 12 of the Exchange Act.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5.       Interests of Named Experts and Counsel.

None.

Item 6.       Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (1) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which such person is a party because of his or her status as such, unless limited by the articles of incorporation, and (2) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

Our Bylaws provide for the indemnification of any of our directors or officers against liabilities and litigation expenses arising out of his or her status as such, to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by one of the Company’s directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the Company’s directors, officers, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and it will be governed by the final adjudication of such issue.

Item 7.      Exemption from Registration Claimed.

All of the shares of Common Stock that may be offered pursuant to this registration statement were acquired by the selling stockholders, who are officers and directors of the Company, upon the grant of restricted stock pursuant to their employment agreements. These grants were made in reliance upon Section 4(2) of the Securities Act, as it did not involve any public offering.

Item 8.      Exhibits.

Exhibit No.	Description

4.1	China Education Alliance, Inc. 2011 Incentive Stock Plan.

5.1	Opinion of Sichenzia Ross Friedman Ference LLP with respect to the legality of the Common Stock registered hereby.

23.1	Consent of Sichenzia Ross Friedman Ference LLP (contained in its opinion filed herewith in Exhibit 5.1).

23.2	Consent of Sherb & Co., LLP.

Item 9.          Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, People’s Republic of China, on July 1, 2011.

CHINA EDUCATION ALLIANCE, INC.

By:	/s/ Xiqun Yu
Xiqun Yu
Chief Executive Officer

By:	/s/ Alice Lee Rogers
Alice Lee Rogers
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By:	/s/ Xiqun Yu
Xiqun Yu
Chief Executive Officer and Director

By:	/s/ Liansheng Zhang
Lianzheng Zhang
Director

By:	/s/ Yizhao Zhang
Yizhao Zhang
Director